UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 25, 2013

Hooper Holmes, Inc.
(Exact name of registrant as specified in charter)

New York	1-9972	22-1659359
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

170 Mt. Airy Road, Basking Ridge, New Jersey 07920
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (908) 766-5000

Not Applicable
(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 26, 2013, Hooper Holmes, Inc. (the “Company”) issued a press release announcing that its Board of Directors has appointed Tom Collins as the Company's Senior Vice President and Chief Financial Officer, effective September 25, 2013. The Company also announced the resignation of Mr. Michael J. Shea as the Company's Senior Vice President, Chief Financial Officer and Treasurer, effective September 25, 2013. A copy of the press release regarding the appointment of Mr. Collins and the resignation of Mr. Shea has been furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Prior to his appointment, Mr. Collins, age 36, had been the Company's Senior Vice President of Portamedic Operations since September 2011. In this capacity, Mr. Collins had responsibility for day-to-day operations of Portamedic. Prior to that, Mr. Collins had been the Company's Vice President of Laboratory Operations since January 2011. Mr. Collins joined the Company in March 2010 as Vice President of Supply Chain. From January 2005 until March 2010, Mr. Collins was a Principal and Owner of Preferred Finance Partners (PFP), a Kansas City-based management advisory services firm that provided financial and operations support to domestic and international clients with revenues up to $800 million. While at PFP, Mr. Collins' practice focused on outsourced CFO services, corporate strategy and turnaround and restructuring advisory. Prior to PFP, Mr. Collins served in various capacities with the accounting and consulting firms Grant Thornton and PricewaterhouseCoopers.

In connection with the appointment of Mr. Collins, the Company and Mr. Collins entered into an employment agreement, entered into as of September 25, 2013 (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Collins will be paid a base salary of $220,000 per year. Mr. Collins' annual target bonus opportunity will be equal to 40% of his base salary and is subject to Mr. Collins and the Company achieving agreed upon financial targets and goals and objectives for 2014. The Employment Agreement provides that Mr. Collins will be entitled to and will receive 325,000 options to purchase shares of the Company's common stock, subject to a vesting schedule. Mr. Collins will also be entitled to participate in any such other annual bonus or incentive compensation plans or programs and any retirement and other benefit plans and programs as may be in effect or adopted by the Company from time to time.

Mr. Collins will also be entitled to a one-time transaction bonus of $102,500 as compensation for his efforts leading an internal project team as well as new and increased efforts on the transition team in connection with the pending Portamedic transaction. Such transaction bonus shall be paid within thirty (30) days after the consummation of the Portamedic transaction.

If Mr. Collins' employment is terminated for any reason, Mr. Collins will be entitled to receive (i) any accrued and unpaid base salary, (ii) any unreimbursed business expenses, and (iii) any accrued and unused vacation time. In addition, if Mr. Collins' employment is terminated by the Company other than for Cause, if he resigns for Good Reason, or when a Triggering Event occurs following a Change in Control (within the meanings given to such terms in the Employment Agreement), and upon the execution and delivery of a release by Mr. Collins in favor of the Company, Mr. Collins will be entitled to receive his base salary in twelve equal installments, without interest, on a monthly basis for twelve (12) consecutive months. In the case of termination of the Employment Agreement due to the occurrence of a Triggering Event following a Change in Control, Mr. Collins will be entitled to an acceleration of vesting of equity grants and removal of any trading restrictions on restricted stock.

The Employment Agreement also provides that Mr. Collins will be subject to confidentiality provisions and, for a period of one year following the termination of his employment, non-competition and non-solicitation restrictions.

In connection with the resignation of Mr. Shea, the Company has agreed to treat such resignation as a termination by Mr. Shea for “good reason” under the Employment Agreement, dated as of December 15, 2009, between the Company and Mr. Shea and, as such, he will be entitled to receive, as severance, a lump sum payment equal to the amount of his current annual base salary. Mr. Shea will remain subject to the non-competition and non-solicitation provisions set forth in his Employment Agreement.

Item 7.01.  Regulation FD Disclosure.

On September 26, 2013, the Company issued a press release announcing Mr. Collins' appointment and Mr. Shea's resignation described in Item 5.02. A copy of the press release has been furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 7.01.

The information under this Item 7.01, including Exhibit 99.1 attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.  Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release of Hooper Holmes, Inc. issued September 26, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 27, 2013	HOOPER HOLMES, INC.

	By:	/s/ Henry Dubois
Henry Dubois
President and Chief Executive Officer